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MANTLE319 A Series of RSE Innovation LLC

446 Broadway, 2nd Floor

New York, NY 10013

QUIT CLAIM DEED

This Indenture, made on the of April 2023 by and between RSE Portfolio LLC, a Delaware limited liability company, as Nominee for its Series MANTLE319, having an address of 446 Broadway, 2nd Floor, New York, NY 100139 hereinafter referred to as Grantor, and RSE Innovation LLC, a Delaware limited liability company, as Nominee for its Series MANTLE319, having an address of 446 Broadway, 2nd Floor, New York, NY 10013, hereinafter referred to as Grantee.

WITNESSETH: That said Grantor, in consideration of the sum of One and NO/IOO Dollars ($1.00), in hand paid, receipt of which is hereby acknowledged, does hereby quit-claim, grant, bargain, sell and convey unto the said Grantee, all of the real estate described on Exhibit "A" attached hereto, situated in the County of Ottawa, State of Oklahoma.

Together with all and singular the hereditaments and appurtenances thereunto belonging. TO HAVE AND TO HOLD the above granted premises unto the said Grantee, and to its successors and assigns forever.

IN WITNESS WHEREOF, the said Grantor has hereunto set its hand and caused these presents to be signed and acknowledged the year and day first above written.

GRANTOR:

RSE Portfolio LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By:

Christoph r Bru o, CEO & President

STATE OF NEW YORK

COUNTY OF NEW YORK

On this date, before me personally appeared Christopher Bruno, CEO and President, ofRSE Markets, Inc., the sole member of Rally Holdings LLC, the sole member of RSE Portfolio LLC, a Delaware limited liability company, to me known to be the person who executed the foregoing instrument and acknowledged that he executed the same as the free act and deed of said Company.

In Witness Whereof, I have hereunto set my hand and affixed my offcial seal in the State of New York aforesaid, this day of April 2023.

My term expires:

NO DOCUMENTARY STAMPS REQUIRED PURSUANT TO 68 0.S. S3202(4)

Exhibit A

Legal Description

Lots Nine (9) and Ten (10), Block Fifty (50) in the TOWN OF NORTH MIAMI, NOW COMMERCE, Ottawa County, State of Oklahoma, according to the recorded plat thereof.

Common Address: 319 S Quincy, Commerce, OK 74339

This deed was prepared by Brian R. Huddleston, OK Bar No. 13295, in a form that is in accordance with applicable local, state, and federal law.